A special meeting of shareholders
  of the Matrix Advisors Value Fund,
  Inc. was held at the office of Matrix
  Asset Advisors, Inc., 747 Third
  Avenue, 31st Floor, New York,
  NY 10017 on  April 28, 2003.  A
  brief description of the matter voted
  upon as well as the voting results
  are outlined below.

  1.  Shareholders of Matrix
  Advisors Value Fund, Inc.  was
  asked to vote upon to ratify the
  selection of Tait, Weller & Baker
  as independent accountants of the
  Fund for the fiscal year ending June
  2003.

       For       1,651,710
       Against   4,529
       Abstained 3,282